UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2015

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-193455	46-3011414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

George Bobotas, Executive Vice President and Chief Scientific Officer of Matinas BioPharma Holdings, Inc. (the “Company”), terminated his employment with the Company by mutual agreement effective September 30, 2015 (the “Separation Date”). In connection with such termination of employment, the Company and Dr. Bobotas entered into a Separation and Consulting Agreement, dated September 29, 2015 (the “Agreement”). Pursuant to the terms of the Agreement, Dr. Bobotas will provide consulting services to the Company from October 1, 2015 through March 31, 2016, or such later date as the parties may agree (the “Consulting Period”). The Agreement provides for, among other things, (i) a consulting fee of $8,250 per month during the Consulting Period, (ii) upon termination of the Consulting Period, the accelerated vesting of all stock options held by him; (iii) the extension of the expiration date on his options; (iv) payment for COBRA coverage for the lesser of the duration of the Consulting Period or eighteen months following the Separation Date, and (v) a general release by Dr. Bobotas of any and all claims against the Company, subject to standard revocation provisions, as well as a reaffirmation of such general release upon termination of the Consulting Period. The Agreement will terminate and be of no further effect in the event Dr. Bobotas exercises his right to revoke the general release and in lieu of the Agreement, Dr. Bobotas’ employment agreement will govern the benefits payable to Dr. Bobotas in connection with such termination of employment.

The description of the Separation and Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit	Description
10.1	Separation and Consulting Agreement between George Bobotas and Matinas BioPharma Holdings, Inc., dated September 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: October 1, 2015	/s/ Roelof Rongen
Roelof Rongen, President and Chief Executive Officer